EXHIBIT (a)(1)(g)

SUPPLEMENT TO OFFERING CIRCULAR

Exchange Offer for Outstanding
6 1/2% Convertible Subordinated Notes due 2004

        The exchange offer’s expiration date is 12:00 midnight, Eastern Time, July 9, 2002, unless extended or earlier terminated by Intevac, Inc.

Exchange Offer

        This supplement amends and supplements the offering circular of Intevac, Inc., dated June 21, 2002, relating to its offer to exchange for each $1,000 principal amount of its 6 1/2% Convertible Subordinated Notes due 2004, which are referred to as the existing notes, the following:

•	$185 in cash, and

•	$815 principal amount of our new 6 1/2% Convertible Subordinated Notes due 2009, which we refer to as the exchange notes.

       See page 2 of this supplement for a discussion of the changes that we have made to the terms of the exchange offer.

       Except for those changes discussed below, the other terms and conditions of the exchange offer and the discussions in the offering circular dated June 21, 2002, remain the same. This supplement must be read in conjunction with the offering circular dated June 21, 2002; together they constitute the offering circular with respect to the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offering circular. Any representation to the contrary is a criminal offense.

The date of this supplement to offering circular is July 3, 2002.

What changes are being made to the terms of the exchange offer?

     We are amending the terms of the amended exchange offer to (i) provide holders of exchange notes with the additional right to require us to repurchase their exchange notes in the event of a transaction that results in our common stock being neither listed on a United States national securities exchange nor approved for trading on an established automated over-the-cover trading market in the United States and (ii) remove the concept of a “permitted holder” from the definition of “change of control.”

     Accordingly our original offering circular, dated June 21, 2002, is amended and supplemented as follows:

•	The last sentence of the first paragraph under the caption “Summary Term Sheet — Why are we amending the terms of our amended exchange offer?” is deleted, and the following new paragraph will be added immediately thereafter:

Following the dissemination of our offering circular dated June 21, 2002, we again orally contacted representatives of the holders of a substantial portion of the existing notes to ensure that they were aware of the changes to the exchange offer reflected in the offering circular. In the course of these conversations, these representatives suggested some further changes to the terms of the exchange offer that might make the exchange offer more attractive to them. After considering their suggestions, we determined to further amend the terms of the exchange offer as indicated in this supplement to offering circular. These holders of existing notes have not committed to accept the revised terms of the exchange offer outlined in the offering circular and this supplement.

•	The sentence under the caption “Summary Term Sheet — Will the exchange notes provide for any repurchase rights in the event of a change of control, a termination of trading involving Intevac or any other event?” is amended to read in its entirety as follows:

Holders of exchange notes, like holders of existing notes, will have the right to require us to repurchase their notes upon the occurrence of either a change of control of Intevac or a termination of trading of our common stock. Unlike holders of existing notes, holders of exchange notes will also have the right to require us to repurchase their exchange notes on or prior to the distribution to all of the holders of our common stock of the capital stock of a subsidiary that at the time constitutes our Photonics business, if such a distribution occurs.

•	The sentence under the column entitled “Exchange Notes” across from the caption “Repurchase at option of holders upon a change of control or termination of trading” under the section captioned “Summary Term Sheet — Comparison of the New Consideration and the Existing Notes” is amended in its entirety as follows:

You may require us to repurchase all or part of your exchange notes upon the occurrence of a transaction that results in a change of control of Intevac or a termination of trading of our common stock at a repurchase price equal to 101% of the outstanding principal amount of the existing notes being repurchased, plus any accrued and unpaid interest.

•	The paragraph under the caption that begins with the language “Risk Factors—We may not have the financial resources” is amended to read in its entirety as follows:

We may be unable to repurchase the existing notes or exchange notes in the event of a transaction that results in a “change in control” or if a “termination of trading” of our common stock occurs, or, in the case of the exchange notes, a distribution to all of the holders of our common stock of the capital stock of a subsidiary that at the time constitutes our Photonics business. Holders of existing notes may require us to repurchase all or a portion of their existing notes upon a change in control or a termination of trading. Holders of exchange notes may require us to repurchase all or a part of their exchange notes upon a change of control, a termination of trading or a distribution of the capital stock of the Photonics business. If a change in control, a termination of trading or a distribution of the capital stock of the Photonics business were to occur, we may not have enough funds to pay the repurchase price for all notes for which repurchase is requested. Any future credit agreements or other debt agreements may prohibit the repurchase of the existing notes or exchange notes upon a change in control or upon a termination of trading, or, in the case of the exchange notes, a distribution of the capital stock of the Photonics business, or may provide that a change in control or a termination of trading or a distribution of the capital stock of the Photonics business constitutes an event of default under that debt agreement. If a change in control or termination of trading occurs at a time when we are prohibited from repurchasing the existing notes or a change in control, a termination of trading or distribution of capital stock of the Photonics business occurs at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of our lenders to repurchase the existing notes or exchange notes, as the case may be, or could attempt to refinance the debt agreements. If we do not obtain their consent, we could not repurchase the existing notes or exchange notes. Our failure to repurchase the existing notes or exchange notes would constitute an event of default under the particular indenture governing such notes, which might constitute an event of default under the terms of our other debt. Our obligation to offer to repurchase the existing notes upon a change in control or termination of trading or the exchange notes upon a change of control, a termination of trading or a distribution of the capital stock of the Photonics business would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

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•	The section captioned “Description of Exchange Notes — Repurchase at the Option of Holders upon a Change in Control” is amended to read in its entirety as follows:

Repurchase at the Option of Holders upon a Designated Event

Upon the occurrence of a designated event, you will have the right at your option to require us to repurchase all or any part of your exchange notes pursuant to the designated event offer described below at a designated event payment equal to 101% of the principal amount of the exchange notes, together with accrued and unpaid interest to the designated event payment date. We will mail a notice to each holder within 30 days following any designated event stating:

•	that the designated event offer is being made pursuant to the exchange notes indenture and that all exchange notes tendered will be accepted for payment;

•	the designated event payment and the designated event payment date, which shall be no earlier than 30 days nor later than 40 days from the date the notice is mailed;

•	that any exchange notes not tendered will continue to accrue interest;

•	that, unless we default in the payment of the designated event payment, all exchange notes accepted for payment pursuant to the designated event offer shall cease to accrue interest after the designated event payment date;

•	that if you elect to have your exchange notes purchased pursuant to a designated event offer, you will be required to surrender the exchange notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the exchange notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the designated event payment date;

•	that you will be entitled to withdraw your election if the paying agent receives, not later than the close of business on the second business day preceding the designated event payment date, a transmission setting forth your name, the principal amount of exchange notes delivered for purchase and a statement that you are withdrawing your election to have your exchange notes purchased; and

•	that if your exchange notes are being purchased only in part, you will be issued new exchange notes equal in principal amount to the unpurchased portion of the exchange notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or a multiple of $1,000.

We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations are applicable to the repurchase of the exchange notes in connection with a designated event.

If you have tendered your exchange notes for payment on the designated event payment date we will:

• accept for payment exchange notes tendered pursuant to the designated event offer;

• deposit with the paying agent an amount equal to the designated event payment for all accepted exchange notes; and

• deliver the accepted exchange notes to the trustee together with an officer’s certificate stating the existing notes accepted by us.

The paying agent will promptly mail to you or deposit with DTC the purchase price for your exchange notes accepted in the tender. The exchange notes trustee will then promptly authenticate and mail to you a new exchange note equal in principal amount to any unpurchased portion of the surrendered exchange notes. We will publicly announce the results of the designated event offer on or as soon as practicable after the designated event payment date.

The exchange notes indenture does not contain any other provisions that permit you to require us to repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar restructuring, except as described above with respect to a designated event.

This designated event purchase feature may make more difficult or discourage a takeover of us and the removal of the incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the designated event purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

We could, in the future, enter into transactions that would not be a designated event under the exchange notes indenture but that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit ratings. Any payment of the designated event payment will be subordinated to the prior payment of senior debt as described under the caption “— Subordination of Existing Notes” below.

If a designated event were to occur, we may not have sufficient financial resources to pay the repurchase price for all tendered exchange notes. Any future debt we may incur may contain restrictions that prohibit the repurchase of the exchange notes upon a

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designated event. We may then be required to obtain the consent of the holders of this future debt before repurchasing the exchange notes. Any failure to obtain this consent would prohibit us from repurchasing the exchange notes. We will also be prohibited from repurchasing the exchange notes under the subordination provisions of the indenture if there exists a payment default on senior debt or we have received a payment blockage notice under the exchange notes indenture. If we fail to repurchase the exchange notes following a designated event, there would be an event of default under the exchange notes indenture, whether or not the repurchase is permitted by the subordination provisions of the exchange notes indenture. Any default under the exchange notes indenture may then result in a default under any of our other debt. In addition, the occurrence of a designated event may cause an event of default under our other debt. As a result, any repurchase of the exchange notes would, absent a waiver, be prohibited under the subordination provisions of the exchange notes indenture until the senior debt is paid in full.

A “designated event” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred when:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of our directors (“voting stock”),

•	we consolidate with or merge into any other corporate entity, or any other corporate entity merges into us, and, in the case of any such transaction, our outstanding common stock is reclassified into or exchanged for any other property or security, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporate entity resulting from such transaction in substantially the same proportion as their ownership of the voting stock immediately before such transaction,

•	we convey, transfer or lease all or substantially all of our assets, unless such conveyance, transfer or lease is to a corporate entity and our shareholders immediately before such conveyance, transfer or lease own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the corporate entity to which such assets are so conveyed, transferred or leased in the same proportion as their ownership of the voting stock immediately before such transaction, or

•	any time the continuing directors do not constitute a majority of our board of directors or, if applicable, a successor corporate entity to us.

However, a change of control shall not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

“continuing directors” means, as of any date of determination, any member of our board of directors who:

• was a member of such board of directors on the date of the exchange notes indenture, or

• was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

The definition of change of control includes a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. As a result, your ability to require us to repurchase your existing notes as a result of a conveyance, transfer or lease of less than all of our assets may be uncertain.

A “termination of trading” will be deemed to have occurred if our common stock is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

•	All references to “change of control” in the enumerated paragraphs under the caption “Description of Exchange Notes — Events of Default and Remedies” are changed to refer to “designated event”.

•	The second paragraph under the caption “U.S. Federal Income Tax Considerations — Tax Treatment of Ownership and Disposition of Exchange Notes — Taxation of Interest” is amended to read in its entirety as follows:

Upon the occurrence of a change of control or in the event of termination of trading in our stock, holders may require us to redeem the exchange notes at a price equal to 101% of their principal amount. In such an event, the holder would receive an even greater premium above the initial value of exchange notes. Contingent payments such as these can be disregarded in computing OID, however, when they represent either a remote or incidental contingency. Because we believe that any additional payment required to be made on a change of control or a termination of trading in our stock should be considered attributable to a remote or incidental contingency, we will ignore the possibility of such a payment in computing OID on the exchange notes.

Our Letter of Transmittal, dated June 21, 2002, hereby is deemed to be amended and supplemented for all purposes (and regardless of whether the letter of transmittal that you submit has been so changed) as follows:

•	The first sentence on page 2 is amended to add, “as amended and supplemented by the Supplement to Offering Circular, dated July 3, 2002” after the phrase “dated June 21, 2002”.

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The exchange agent:

State Street Bank and Trust Company of California, N.A.

In person by hand only:

2 Avenue de Lafayette

5th Floor
Corporate Trust Operations
Boston, MA 02110

By facsimile transmission (for eligible institutions only):

(617) 662-1451

Attention: Corporate Trust Operations

For information or confirmation by telephone:

Ralph Jones

(617) 662-1548

      Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the exchange agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

      Any questions about the exchange offer may be directed to Intevac at the following address:

Mr. Charles Eddy, Vice President

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054
Telephone: (408) 986-9888
Fax: (408) 727-5739